Exhibit 10.1

LEASE ABSTRACT

LEASE AMENDMENT:	Second Amendment
ABSTRACT PREPARED BY:	Gallini and Lester
LANDLORD:	TEXAS DUGAN LIMITED PARTNERSHIP
PROPERTY NAME:	Freeport III
TENANT NAME:	MANNATECH INCORPORATED
TENANT CONTACT:	Rick Leonard
TENANT PHONE:	972-471-1561
ADDRESS:	445 South Royal Lane, Suite 800, Coppell, TX 75019
TENANT SQ.FT.	74,476
LEASE EXECUTION DATE:
TYPE OF LEASE:	RENEWAL

LEASE TERM IN MONTHS:	122
COMMENCEMENT:	20-Jan-07
EXPIRATION:	19-Mar-17
RENEWAL OPTIONS:	2 five year options at market rate

RENT:

Year	Dates:	Amount per month	Amount per year	Annual PSF
0	01/20/2007-03/19/2007	$0.00 per month
1-3	03/20/2007-03/19/2010	$23,273.75 per month	$279,285.00	$3.75
2-5	03/20/2010-03/19/2012	$23,894.38 per month	$286,732.56	$3.85
6-10	03/20/2012-03/19/2017	$25,135.65 per month	$301,627.80	$4.05

SECURITY DEPOSIT:	$24,825.33
EXPENSES:	Tenant pays all expenses
TENANT IMPROVEMENT ALLOWANCE	$37,238.00

OPTIONS:

Expansion: To take adjacent space, if exercised in years 1-5 of term

Year	Dates:	Annual PSF for less than 20% office finish
1-3	01/20/2007-01/19/2010	$3.75
2-5	01/20/2010-01/19/2012	$3.85
6-10	03/20/2012 - 03/19/2017	$4.05

Year	Dates:	Annual PSF for over 20% office finish
1-3	01/20/2007-01/19/2010	$4.15
2-5	01/20/2010-01/19/2012	$4.25
6-10	03/20/2012 - 03/19/2017	$4.40

Expansion: To take adjacent space, if exercised in years 6-10 of term rate will be at market

Cancellation if Tenant has not exercised Expansion Option:
Tenant has right to cancel at 62nd month on 12 months notice.
Cancellation fee:	$105,290.45 plus unamortized tenant finish allowance of $18,619.00

Cancellation if Tenant has exercised Expansion Option:
Tenant has right to cancel at 62nd month on 12 months notice.
Cancellation fee:	$86,761.45 plus unamortized tenant finish allowance of $18,619.00

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE is made as of this day of g^WW’/- 2005, by and between TEXAS DUGAN LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter referred to as “Landlord”) and’ MANNATECH INCORPORATED (previously identified as Mannatech, Inc., as Tenant), a Texas corporation (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, MEPC Quorum Properties II Inc. and Tenant entered into that certain Commercial Lease Agreement dated May 29, 1997; as amended by that certain First Amendment to Lease Agreement dated November 6, 1997 (hereinafter collectively referred to as the “Lease”) for the lease of approximately 74,476 square feet of space (hereinafter the “Leased Premises”) in a building commonly known as Freeport HI (the “Building”) located at 445 South Royal Lane, Suite 800, Coppell, Texas 75019, and within Freeport North Industrial Park (the “Park”), which space is more particularly described in the Lease; and

WHEREAS, Texas Dugan Limited Partnership succeeded to the interest of the landlord under the Lease and is the Landlord with respect to the Leased Premises; and

WHEREAS. Landlord and Tenant desire to enter into a second amendment to the Lease to extend the term of the Lease upon the terms and conditions set forth herein (the “Second Amendment to Lease”).

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid by Landlord and Tenant to one another, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Incorporation of Recitals. The above recitals are hereby incorporated into this Amendment as if fully set forth herein.

2. Premises/Lease Term. Effective as of January 20, 2007 (the “Effective Date”) the term of the Lease is hereby extended through midnight on March 19, 2017 (the “Extension Term”) with an option of early termination as set forth in Article 9 hereof.

3. Improvements To Be Constructed by Landlord. Section 2 of the Lease is deleted in its entirety and is replaced with the following:

“A. Landlord’s Obligations. Tenant has personally inspected the Leased Premises and accepts the same “AS IS” without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto except to construct and install within the Leased Premises, in a good and workmanlike manner, hereinafter referred to as the “Tenant Improvements”.

B. Construction Drawings. Cost Statement and Allowance.

(1) Promptly following the date hereof, Tenant will work with Landlord’s space planner to develop a space plan for the Leased Premises that is reasonably acceptable to Landlord (the “Space Plan”). Tenant shall deliver the Space Plan to Landlord within ten (10) days after the date of this Lease. Within twenty (20) days after Landlord’s receipt of the Space Plan, Landlord shall prepare and submit to Tenant (i) a set of construction drawings (the “CD’s”) covering all work to be performed by Landlord in constructing the Tenant Improvements in accordance with the Space Plan, and (ii) a statement of the cost to construct and install the Tenant Improvements (the “Cost Statement”). Tenant acknowledges and agrees that (A) the Cost Statement shall include design fees and a fee payable to the project’s general contractor, and (B) such general contractor may be comprised of a subsidiary, affiliate or employees of Landlord. Tenant shall have five (5) days after receipt of the CD’s and the Cost Statement in which to review both the CD’s and the Cost Statement and to give Landlord written notice of Tenant’s approval of the CD’s or its requested changes thereto. Tenant shall have no right to request any changes to the CD’s that would materially alter the exterior appearance or basic nature of the Building or the Building systems. If Tenant fails to approve or request changes to the CD’s within ten (10) days after its receipt thereof, then Tenant shall be deemed to have approved the CD’s and the Cost Statement and the same shall thereupon be final. If Tenant requests any changes to the CD’s, Landlord shall make those changes which are reasonably requested by Tenant and shall within ten (10) days of its receipt of such request submit the revised portion of the CD’s (and, to the extent applicable, the revised Cost Statement) to Tenant. Tenant shall have an additional five (5) business days to review the revised CD’s (the “Revision Review Period”) and shall not unreasonably disapprove the revised portions of the CD’s unless Landlord has unreasonably failed to incorporate reasonable comments of Tenant and, subject to the foregoing, the CD’s and the Cost Statement, as modified by said revisions, shall be deemed to be final upon the submission of said revisions to Tenant unless Tenant objects, in writing prior to the end of the Revision Review Period, Tenant shall at all times in its review of the CD’s and the Cost Statement, and of any revisions thereto, act reasonably and in good faith. Without limiting the foregoing, Tenant agrees to confirm Tenant’s consent to the CD’s and acknowledge the Cost Statement in writing within three (3) days following Landlord’s written request therefore.

(2) Tenant shall be responsible for the cost to construct and install the Tenant Improvements only to the extent that the Cost Statement, taking into account any increases or decreases resulting from any Change Orders (as hereinafter defined), exceeds Thirty Seven Thousand Two Hundred Thirty Eight and 00/100 Dollars (537,238.00) (the “Allowance”). If, following Tenant’s approval (or deemed approval) of the CD’s, the Cost Statement shows that the cost to construct and install the Tenant Improvements will exceed the Allowance, Tenant shall deliver to Landlord, within ten (10) days following Landlord’s written request, an amount equal to one-half (1/2) of such excess. Following Substantial Completion (as hereinafter defined) of the Tenant Improvements and acceptance by Tenant, which shall not be unreasonably withheld. Tenant shall pay to Landlord the difference between the Cost Statement (taking into account any increases or decreases resulting from any Change Orders) and the Allowance within ten (10) days of Landlord’s request therefor. Tenant’s failure to deliver the payments required in this paragraph shall entitle Landlord to stop the construction and installation of the Tenant Improvements until such payment is received, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder. In addition, all delinquent payments shall accrue interest at 15% per annum. Upon Substantial Completion of the Tenant Improvements, a representative of Landlord and a representative of Tenant together shall inspect the Leased Premises and generate a punchlist of defective or uncompleted items relating to the completion of construction of the Tenant Improvements. Tenant may withhold one hundred fifty percent (150%) of the cost of the uncompleted items identified on the punchlist, without penalty or delinquency charge, pending satisfactory resolution of any outstanding items contained in the punchlist. If the Allowance exceeds the Cost Statement (taking into account any increases or decreases resulting from any Change Orders), such savings shall be the property of Landlord.

C. Completion. Landlord shall use commercially reasonable speed and diligence to complete the Tenant Improvements. On the Effective Date Tenant shall be deemed to have accepted the Leased Premises and that the condition of the Leased Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to any punchlist items. Tenant acknowledges that Landlord will be constructing the Tenant Improvements to the Leased Premises during normal business hours and agrees to cooperate with Landlord so as not to interfere with Landlord’s completion of the Tenant Improvements. For purposes of this Amendment “Substantial Completion” (or any grammatical variation thereof) shall mean completion of construction of the Tenant Improvements, subject only to punchlist items to be identified by Landlord and Tenant in a joint inspection of the Leased Premises.

D. Change Orders. Tenant shall have the right to request changes to the CD’s at any time following the date hereof by way of written change order (each, a “Change Order”, and collectively, “Change Orders”). Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and schedule resulting from said Change Order (the “Change Order Memorandum of Agreement”). Tenant shall, within three (3) days following Tenant’s receipt of the Change Order Memorandum of Agreement, either (a) execute and return the Change Order Memorandum of Agreement to Landlord, or (b) retract its request for the Change Order. At Landlord’s option, Tenant shall pay to Landlord (or Landlord’s designee), within ten (10) days following Landlord’s request, any reasonable increase in the cost to construct the Tenant Improvements resulting from the Change Order, as set forth in the Change Order Memorandum of Agreement. Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order Memorandum of Agreement executed by Tenant and, if applicable, Tenant has paid Landlord in full for said Change Order.”

4. Rent. Section 4 of the Lease is hereby amended as follows:

A. Base Monthly Rent. Section 4A of the Lease is hereby amended to provide that Tenant shall pay to Landlord the Base Monthly Rent, in advance, without deduction or offset, beginning on the Effective Date and on or before the first day of each and every calendar month thereafter during the Extension Term as set forth below:

01/20/2007-03/19/2007	$0.00 per year	$ 0.00 per month	*
03/20/2007-03/19/2010	$279,285.00 per year	$23,273.75 per month
03/20/2010-03/19/2012	$286,732.60 per year	$23,894.38 per month
03/20/2012-03/19/2017	$301,627.80 per year	$25,135.65 per month

“‘Monthly Rental Installments shall be abated during Months ] through 2 of the Lease Term but Tenant shall be responsible for Tenant’s Proportionate Share of Adjustments.

B. Additional Rent. The first sentence of Section 4(B) is deleted in its entirety and replaced with the following:

“Tenant agrees to reimburse Landlord for Tenant’s Proportionate Share of (i) Real Property Taxes, (ii) Landlord’s actual cost of obtaining and maintaining Landlord’s Insurance, (iii) the actual cost of any maintenance performed by Landlord under Paragraph 12A(2) of the Lease or which, in Landlord’s reasonable discretion, is for the benefit of the Project as a whole and not reasonably allocable to any specific tenant or tenants, and (iv) management fees (such management fees shall not exceed 3% of the total gross revenue of the Building) (collectively, the “Adjustments”).

5. Indemnity. Section 6(F) of the Lease is hereby deleted and replaced with the following provision:

“Tenant hereby indemnifies and holds Landlord harmless from any claims, demands, actions, losses, and damages arising from activities of Tenant or any Tenant Party, or any of their invitees, in connection with any alterations, improvements or additions made or contracted by Tenant.

Landlord hereby indemnifies and holds Tenant harmless from any claims, demands, actions, losses and damages arising from work performed by its contractors and/or subcontractors, as the case may be, in connection with Section 2 of this Second Amendment to Lease, except to the extent that any work is performed at the request of the Tenant outside the scope of the Allowances.”

6. Notices. Section 32 of the Lease is hereby amended to reflect Landlord’s current addresses for notices and payments as follows:

Landlord:	Texas Dugan Limited Partnership
c/o Duke Realty Corporation 5495 Belt Line Road, Suite 360 Dallas, Texas 75254 Attn: Senior Property Manager

With a copy to:	Duke Realty Corporation 3950 Shackleford Road, Suite 300 Duluth, Georgia 30096-8268 Attn: Legal Department - TX Market

With Payments to:	Texas Dugan Limited Partnership 75 Remittance Drive, Suite 1493 Chicago, IL 60675-1493

Tenant (following occupancy):	Mannatech Incorporated 445 South Royal Lane Suite 800 Coppell, Texas 75019 Attn: Jeff Bourgoyne, Senior Vice President

With a copy to:	Mannatech Incorporated 600 South Royal Lane Suite 400 Coppell, Texas 75019 Attn: General Counsel

7. Option to Renew. The Option to Renew as set forth in Section 34 of the Lease is hereby deleted in its entirety and is replaced with the following:

A. Grant and Exercise of Option. Provided that (i) no default has occurred and is then continuing; (ii) the credit worthiness of Tenant is then reasonably acceptable to Landlord using reasonably accepted business judgment and practices in determining such creditworthiness; and (iii) Tenant originally named herein remains in possession of and has been continuously operating in the entire Leased Premises throughout the term immediately preceding the Extension Term (as defined below); however, this requirement will be waived by Landlord if Landlord has approved a sublease of less than fifty percent (50%) of the Leased Premises as indicated in Paragraph 16 of the Lease, Tenant shall have the option to extend the Lease Term for two (2) additional periods of five (5) years each (the “Extension Term(s)”). Each Extension Term shall be upon the same terms and conditions contained in the Lease except (x) this provision giving two (2) extension options shall be amended to reflect the remaining options to extend, if any, and (y) any improvement allowances or other concessions applicable to the Leased Premises under the Lease shall not apply to the Extension Term, and (z) the Minimum Annual Rent shall be adjusted as set forth below (the “Rent Adjustment”). Tenant shall exercise each option by (i) delivering to Landlord, no later than six (6) months prior to the expiration of the preceding term, written notice of Tenant’s desire to extend the Lease Term, Tenant’s failure to timely exercise such option shall be deemed a waiver of such option and any succeeding option. Landlord shall notify Tenant of the amount of the Rent Adjustment no later than ninety (90) days prior to the commencement of the Extension Term. Tenant shall be deemed to have rejected the Rent Adjustment if it fails to deliver to Landlord a written objection thereto within ten (10) business days after receipt thereof. If Tenant properly exercises its option to extend. Landlord and Tenant shall execute an amendment to the Lease (or, at Landlord’s option, a new lease on the form then in use for the Building) reflecting the terms and conditions of the Extension Term within thirty (30) days after Tenant’s acceptance (or deemed acceptance) of the Rent Adjustment.

B. Rent Adjustment. The Minimum Annual Rent for the applicable Extension Term shall be an amount equal to the Minimum Annual Rent then being quoted by Landlord to prospective renewal tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the vicinity; provided, however, that in no event shall the Minimum Annual Rent during any Extension Term be less than the highest Minimum Annual Rent payable during the immediately preceding term. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for the Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.

8. Right of First Refusal on Adjacent Space. The Right of First Refusal as set forth in Section 35 of the Lease is deleted in its entirety and replaced with the following Right of First Offer:

“35. Right of First Offer.

A Provided that (i) no default has occurred and is then continuing, (ii) the creditworthiness of Tenant is then reasonably acceptable to Landlord, and (iii) Tenant originally named herein or its Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises throughout the Lease Term, and subject to any rights of other tenants to the Offer Space (as defined herein) and Landlord’s right to renew or extend the lease term of any other tenant with respect to the portion of the Offer Space now or hereafter leased by such other tenant, Landlord shall, before entering into a lease with a third party for any space in the Building that becomes vacant (the “Offer Space”), notify Tenant in writing of the availability of the Offer Space for leasing and setting forth the terms and conditions upon which Landlord is willing to lease the Offer Space to Tenant (“Landlord’s Notice”). Tenant shall have five (5) business days from its receipt of Landlord’s Notice to deliver to Landlord a written notice agreeing to lease the Offer Space on the terms and conditions contained in Landlord’s Notice (“Tenant’s Acceptance”). In the event Tenant fails to deliver Tenant’s Acceptance to Landlord within said five (5)-business day period, such failure shall be conclusively deemed a rejection of the Offer Space and a waiver by Tenant of this right of first offer, whereupon, except as provided in (c) below, Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to lease the Offer Space to a third party.

B. The term for the Offer Space (the “Offer Space Term”) shall be coterminous with the term for the then existing Leased Premises (the “Existing Premises”); provided, however, that the minimum term for the Offer Space shall be five (5) years and the term for the Existing Premises shall be extended, if necessary, to be coterminous with the term for the Offer Space. If the Lease Term for the Existing Premises is extended as provided above, the Minimum Annual Rent for such extension term shall be an amount equal to the Minimum Annual Rent then being quoted by Landlord to prospective renewing tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the vicinity; provided, however, that in no event shall the Minimum Annual Rent during such extension term be less than the highest Minimum Annual Rent payable during the immediately preceding term. The Minimum Annual Rent for the Offer Space shall be as set forth below:

(i) If Tenant exercises its right of first offer during years one (1) through five (5) of the Extended Term, the Minimum Annual Rent for the Offer Space shall be as follows:

(A) In the event the Offer Space contains less than twenty percent (20%) of office space, then during the Offer Space Term, the Minimum Annual Rent for the Offer Space shall be payable at the rates set forth below:

01/20/2007 - 01/19/2010	$3.75, per rentable square foot of the Offer Space
01/20/2010-01/19/2012	$3.85 per rentable square foot of the Offer Space
01/20/2012 - 01/19/2017	$4.05 per rentable square foot of the Offer Space; or

(B) In the event the Offer Space contains twenty percent (20%) or more of office space, then the Minimum Annual Rent for the Offer Space shall be as follows:

01/20/2007 - 01/19/2010	$4.15 per rentable square foot of the Offer Space
01/20/2010-01/19/2012	$4.25 per rentable square foot of the Offer Space
01/20/2012 - 01/19/2017	$4.40 per rentable square foot of the Offer Space

(ii) If Tenant exercises its right of first offer during years six (6) through ten (10) of the Extended Term, the Minimum Annual Rent for the Offer Space shall be an amount equal to the Minimum Annual Rent then being quoted by Landlord to prospective renewing tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the Park; provided, however, that in no event shall the Minimum Annual Rent during this Extended Term be less than the highest Minimum Annual Rent payable during the immediately preceding term.

C. If Tenant properly exercises the right of first offer, Landlord and Tenant shall enter into an amendment to this Lease adding the Offer Space to the Premises upon the terms and conditions set forth herein and making such other modifications to this Lease as are appropriate under the circumstances. If Tenant shall fail to enter into such amendment within ten (10) days following Tenant’s Acceptance, then Landlord may terminate this right of first offer by notifying Tenant in writing, in which event Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to lease the Offer Space to a third party. This right of first offer shall be an ongoing right of first offer, which shall mean that if Tenant waives its right of first offer pursuant to subsection (a) above and all of the Offer Space is subsequently leased to a third party (“New Tenant”), Landlord shall not lease the Offer Space to a third party (other than the New Tenant) without notifying Tenant of the availability of the Offer Space, in which case Tenant shall again have a right of first offer to lease the Offer Space in accordance with this Section 35.”

9. Option to Terminate. Provided that (a) no default has occurred and is then continuing, and (b) Tenant originally named herein remains in possession of and has been continuously operating in the entire Premises throughout the Lease Term, however, this requirement will be waived by Landlord if Landlord has approved a sublease of less than fifty percent (50%) of the Leased Premises as indicated in Paragraph 16 of the Lease, then Tenant shall have the following termination rights:

(a) If Tenant has not exercised its Right of First Offer as set forth above. Tenant shall have a one time right to terminate the Lease effective as of the end of the sixty-second (62nd) month from the Effective Date. In order to exercise such termination right, Tenant shall notify Landlord of such exercise in writing at least twelve (12) months prior to the effective date of such termination, and together with such notice, Tenant shall deliver to Landlord, as an agreed upon termination fee, an amount equal to One Hundred Five Thousand Two Hundred Ninety and 45/100 Dollars ($105,290.45). Such payment is made in consideration for Landlord’s grant of this option to terminate to compensate Landlord for rental and other concessions given to Tenant and for other good and valuable consideration. The termination fee does not constitute payment of rent to Landlord. If Tenant fails to notify Landlord by the deadline set forth above, Tenant shall have waived Tenant’s termination right for the remainder of the term of the Lease and any extensions thereof. In the event Tenant exercises the Right of First Offer as set forth above, this option to terminate shall thereafter be void and of no further force or effect; or

(b) If Tenant has exercised its right of first offer as set forth above prior to the end of the 50th month of the Extension Term, Tenant shall have the right to terminate this Lease effective as of the end of the fifth (5th) anniversary of the commencement date of the Offer Space on the terms and conditions set forth below. In order to exercise such termination right, Tenant shall notify Landlord of such exercise in writing at least twelve (12) months prior to the effective date of such termination, and together with such notice, Tenant shall deliver to Landlord, as an agreed upon termination fee, an amount equal to Eighty-Six Thousand Seven Hundred Sixty-One and 45/100 Dollars ($86,761.45) plus the unamortized portion of any tenant finish improvements. Such payment is made in consideration for Landlord’s grant of this option to terminate to compensate Landlord for rental and other concessions given to Tenant and for other good and valuable consideration. The termination fee does not constitute payment of rent to Landlord. If Tenant fails to notify Landlord by the deadline set forth above, Tenant shall have waived Tenant’s termination right for the remainder of the term of the Lease and any extensions thereof.

10. Brokers. Section 36L of the Lease is deleted in its entirely and is replaced with the following:

Except for Gallini & Lester Corporate Realty Services, whose commission shall be paid by Landlord, Landlord and Tenant each represent and warrant to the other that neither party has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the matters set forth in this Amendment who would be entitled to any commission or fee based on the execution of this Amendment. Landlord and Tenant each hereby indemnifies the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of the Lease for any reason.

11. Except as expressly modified by this Second Amendment to Lease, all provisions, terms and conditions of the Lease shall remain in full force and effect.

12. This Second Amendment to Lease is ratified and confirmed by the parties as being in full force and effect. To the extent of any conflict between the terms of the Lease and this Second Amendment to Lease, this Second Amendment shall govern. All terms herein shall have the same meaning as set forth in the Lease unless otherwise noted herein.

13. This Second Amendment to Lease shall not be of any legal effect or consequence unless signed by Landlord and Tenant, and once signed by Landlord and Tenant it shall be binding upon and inure to the benefit of Landlord, Tenant, and their respective legal representatives, successors and assigns. This Second Amendment to Lease may be executed in counterparts, including facsimile counterparts, with the same force and effectiveness as if it were executed in one complete document.

14. This Second Amendment to Lease has been executed and shall be construed under the laws of the State of Texas.

[Execution signatures contained on the following page]

IN WITNESS WHEREOF, the undersigned have caused this Second Amendment To Lease to be executed under seal and delivered as of the day and year first above written.

LANDLORD:

TEXAS DUGAN LIMITED PARTNERSHIP, a Delaware limited partnership

By:	DUGAN GENERAL PARTNER LLC, a Delaware limited liability company, its general partner

	By:	DUGAN TEXAS LLC, a Delaware limited liability company, its sole member

	By:	DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership, its Manager

	By:	DUKE REALTY CORPORATION, an Indiana corporation, its General Partner

TENANT:

MANNATECH, INC., a Texas corporation

	By:	/s/ TERRY L. PERSINGER
	Name:	Terry L. Persinger
	Title:	President

ATTEST:

	By:	/s/ BETTINA SIMON
	Name:	Bettina Simon
	Title:	Sr. VP & General Counsel

[Corporate Seal]

END OF EXECUTION SIGNATURES